CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 7, 2020, relating to the financial statements of DCP Sand Hills Pipeline, LLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, and the financial statements of DCP Southern Hills Pipeline, LLC as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, appearing in this Amendment No. 1 to the Annual Report on Form 10-K of DCP Midstream, LP for the year ended December 31, 2019:
•Registration Statement Nos. 333-142271 and 333-211905 on Form S-8 of DCP Midstream, LP, and
•Registration Statement Nos. 333-221419, 333-219927, and 333-182642 on Form S-3 of DCP Midstream, LP.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 6, 2020